EXHIBIT 99.1

Fifth Street Finance Corp. Announces $8,000,000 Open Market Share Repurchase Plan and Issues Net Investment Income Guidance Range of 28 to 34 Cents Per Share for the Quarter Ended September 30, 2008

WHITE PLAINS, N.Y., Oct. 15, 2008 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") announced today that its Board of Directors has approved an open market share repurchase plan. Under this plan, Fifth Street may repurchase up to $8,000,000 of its common stock at prices below its net asset value as reported in its then most recently published financial statements.

In addition, Fifth Street has issued net investment income guidance for the quarter ending September 30, 2008, of 28 to 34 cents per share.

Fifth Street's Board of Directors has directed its management to repurchase shares of Fifth Street's shares of common stock at such times and in such amounts as management determines to be appropriate. The repurchase program does not obligate Fifth Street to acquire any specific number of shares and may be discontinued at any time.

Fifth Street intends to fund the repurchases with available cash. The repurchase program is expected to be in effect after shareholders receive notice through the mail, which should be on or about October 27, 2008, until December 31, 2009, unless otherwise extended by the Board of Directors.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with an investment by private equity sponsors. Fifth Street Finance Corp's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Fifth Street Finance Corp.'s prospectus, dated June 11, 2008. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, VP, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com

          ICR, Inc.
          Media Contact:
          Brian Ruby
          (203) 682-8268
          Brian.Ruby@icrinc.com